Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Innospec, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-225518, 333-131687, 333-124139, 333-174050 and 333-174439) on Form S-8 of Innospec, Inc. of our report dated February 15, 2018, with respect to the consolidated statements of income, comprehensive income, accumulated other comprehensive loss, cash flows and equity of Innospec, Inc. for the year ended December 31, 2017, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Innospec, Inc.

KPMG Audit Plc

Manchester, United Kingdom

February 19, 2020